Exhibit 10.11
Summary of Individual Performance Goals for Senior Management Incentive Plan
On August 1, 2005, the Management Development/Compensation Committee of the Company’s Board of Directors (“Compensation Committee”) approved the 2005 individual performance goals for the Chief Executive Officer (“CEO”) and the 2005 individual performance goals for the Named Executive Officers (“NEOs”) and certain other senior management personnel, under the Senior Management Incentive Plan (the “Senior MIP”). The individual performance goals for the CEO and NEOs consist of the officer performing or attaining specific, defined tasks and strategies, including customer service and satisfaction, organizational strengths and efficiencies, and return on invested capital. These individual performance goals are intended to complement the overall Company financial performance goals under the Senior MIP and are consistent with the performance measures established under the Management Incentive Plan, of which the Senior MIP is a component, the material terms of which were previously approved by the Company’s stockholders. The achievement of the individual performance goals could account for up to 25% of the total maximum annual incentives earned by the CEO and the NEOs for 2005.